SUBSIDIARIES OF THE COMPANY

ALTIA, LLC – Arizona limited liability company

Quality Circuit Assembly, Inc. – California corporation

American Precision Fabricators, Inc. – Arkansas corporation

Morris Sheet Metal, Corp. – Indiana corporation

JTD Spiral, Inc. – Indiana corporation

Deluxe Sheet Metal, Inc. – Indiana corporation

Excel Fabrication, LLC – Idaho limited liability company

SPECTRUMebos, Inc. – Delaware corporation

Impossible Aerospace, Inc. – Delaware corporation

Vayu (US), Inc. – Delaware corporation

A4 Corporate Services, LLC – Delaware limited liability company

A4 Construction Services, Inc. – Delaware corporation

A4 Manufacturing, Inc. – Delaware corporation

A4 Technologies, Inc. – Delaware corporation